EXHIBIT 5

                              BAKER
                                &
                            HOSTETLER LLP
3200 National City Center * 1900 East 9th Street * Cleveland, Ohio 44114-3435
                   (216) 621-0200   Fax (216) 696-0740


                           March 31, 2000


Outback Steakhouse, Inc.
2202 N. Westshore Boulevard
5th Floor
Tampa, FL  33607

		Re:	Registration Statement on Form S-3

Gentlemen:

		As counsel for Outback Steakhouse, Inc., a Delaware corporation (the "Company"), we are familiar with Outback's Registration Statement on Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 564,000 shares of Outback's Common Stock, $.01 par value (the
"Shares"), all of which Shares are being offered for the account of certain selling stockholders named in the Registration Statement.

		In connection with the foregoing, we have examined the Certificate of Incorporation, as amended, and the By-Laws of the Company, and such records of the corporate proceedings of the Company and such other documents as we have deemed necessary to render this opinion.

		Based upon the foregoing examination, we are of the opinion that the Shares are legally issued, fully paid, and nonassessable.

		We hereby consent to the filing of this opinion as
Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus that constitutes a part of the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                              Very truly yours,

                              /s/ Baker & Hostetler